FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                EXHIBIT 11
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COMPUTATION OF EARNINGS PER SHARE
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(In Thousands)                  For Nine Months Ended September 30,

                                     2003                     2002
                                ------------             --------------
Net Income                      $      30,286             $     27,947
                                 ============            ==============

Computation of average
  shares outstanding

         Shares outstanding at
         beginning of year             18,818                  19,185

         Shares purchased under stock
         repurchase program              (295)                   (42)

         Shares issued under stock
         compensation plans                11                     18

         Shares issued during the
         year times average time
         outstanding during the year       28                     36
                                 ------------            -----------

Average basic shares outstanding       18,562                 19,197

Dilutive shares                            87                    111
                                 ------------            -----------

Average diluted shares outstanding     18,649                 19,308
                                 ------------            -----------

Basic earnings per share     $           1.63                 $ 1.46
                                 ============            ===========

Diluted earnings per share   $           1.62                 $ 1.45
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